p	The Leading Local Lifestyle Service E-commerce Platform in China Company Presentation mARCH 2015 1

Cautionary Note Regarding Forward-Looking Statements This presentation contains forward-looking statements that involve risks and uncertainties, including statements based on our current expectations, assumptions, estimates and projections about us and our industry. In some cases, these forward looking statements can be identified by words or phrases such as "aim", "anticipate", "believe", "estimate", "expect", "going forward", "intend", "oughtto", "plan", "project", "potential", "seek", "may", "might", "can", "could", "will", "would", "shall", "should", "is likely to“ and the negative form of these words and other similar expressions. The forward – looking statements included in this presentation relate to, among others: • our expectations regarding demand for and market acceptance of our services; • competition in our industry in China; • our planned use of proceeds; • fluctuations in general economic and business conditions in China • our goals and strategies; • our prospects, business development, growth of our operations, financial condition and results of operations; • the expected growth of the Internet and mobile user populations in China; • our plans to enhance subscriber experience, upgrade our infrastructure and increase our service offerings; • our expectations regarding demand for and market acceptance of our services; • competition in our industry in China; • our planned use of proceeds; and • fluctuations in general economic and business conditions in China. 2 Confidential

We Are The Leading Local Lifestyle Service E-commerce Platform We help merchants create their own online stores to make direct sales. We do not engage in direct sales. Merchants Consumers Restaurants Movie Hotel Beauty Students Housewives Youngman Fashion followers White collar WoWo involves in transactions and provides online sales platform to local service merchants Entertainment 3 WoWo Platform

105 k Online merchants 13,098 Merchants who pay for value-added services Subscribers 34.1 mil Online Service Offerings 430 k Cities 150 2014Q3 2014Q3 As of September 30, 2014 2014Q3 As of September 30, 2014 Cut over from group buy, WoWo has evolved into a leading local lifestyle service e-commerce platform in 3 years 4

Merchants Customers Online traffic Offline traffic Local merchants open their online storefronts on WoWo Mall at 55.com to sell services directly to consumers WoWo Mall 5 The One-stop Platform Where Merchants Make Direct Sales, Price Dynamically and Achieve Customer Management EMS Third Party Local merchants attract offline customers to install merchant’s customized mobile app at their brick and mortar stores and turn them to online customers Merchant App Allow merchants to manage their stores or listings on other O2O channels, e.g. Wechat, Baidu and Alipay enable one stop customer management Our proprietary merchant e-commerce operating system store management dynamic pricing yield management

Wireless Enables Real-time and Accurate Link Between Merchants and Customers Wireless enables location based marketing and direct link from merchants to consumers Efficient disposition of real-time inventory/idle capacity by offering discounts & dynamically pricing merchandise Consumers obtain significant benefit from purchasing local product or service at a discount via their mobile Merchants Consumers 6

WoWo Provides Online Sales Platform to Local Service Merchants of All Sizes Direct sales Advertising Merchants in all local service categories Limited merchant categories Group buy websites 58.com 7

High Low Group buy Open own brand online store Control of sales Customer management Merchant profit WoWo Provides a One-stop and Self Controlled Sales Platform, not Advertising Services Provided by Group Buy Companies 8

Yes Yes Yes No No No Group Buy: Merchants of all local service categories Variety of service offerings by merchant Real time discounts Wowo Provide Constant, One-stop Experience of a Variety of Service Options, as Oppose to Limited Brand, Limited Time or Limited Amount of Services 9

Value-added services Commissions More value-added services to come Big data Online shop design Online marketing Transaction commissions Value-added services Already rolled out value added services to selected merchants: Open and operate online stores at WoWo Merchant APP One-stop opening and operation of third party stores 2% - 8% commissions of total GMV for online transactions Two Prongs Revenue Model: Recurring & Transactional 10

Our Affordable E-commerce Platform Attracting More and More Merchants Number of online merchants Number of online service offerings 11 35,194 105,430 74,348 430,473

Enhanced Mobile Technology Leads to Rapid Growth of Mobile Users million million Number of Installed Wowo Mobile Apps % of Gross Billings from Mobile % of Repeat Paying Customer from Mobile 12

The leading advantages in platform System with strong stickiness Merchant-centered operation system and experience Ongoing roll-outs of value-added services to merchants creates higher barrier Early mover in adopting the online mall model Served over 300k merchants Attracted over 34 million subscribers High Barriers to Entry Real-time connection between merchants and their customers based on WoWo operating system creates strong stickiness Offline support team Online editorial+ customer service+ operation guidance Online promotion Big data 13

Opportunities Created by Market Trends Karaoke Movies Beauty Healthcare Number of merchants on WoWo Number of total lifestyle service merchants in China Migration of offline transactions to online channels Local merchants’ needs for alternative channels to reach target consumers Huge monetization potential Number of paying merchants on WoWo Restaurants Travel & Hotel Salon 14 13,098

Continue to Invest in Mobile Innovation and Improve the Local Service Eco-system Merchants to open and self operate their own stores Draw into vertical third party service providers Continue to increase market penetration 15 Craftsmen to open and self operate their own stores

Continue to Expand Service Functions for Merchants Those functions could help merchants increase sales and provide more services to customers Take Away / To Go Meal Online line up Online order Seat select Online reservations 16

Continue to Attract and Develop Mobile Users with Rich Contents Deep discounts Merchant density Product density Merchants to price their current remaining capacities dynamically to attract customers Massive amount of local merchants and service categories to satisfy the customers of different demands Merchant online stores with various service offerings to meet the evolving needs of customers 17

Management Team with Proven Track Record



Modern Xu
Founder, Chairman & CEO
an experienced entrepreneur

- Founder of Welink, the leading mobile marketing company in China
- Founder and CEO of Galvez
- Founder and CEO of Qilu Supermarket



Tiger Wu
Executive President

- Former Welink and Focus Wireless CTO
- Founder and CTO of PingCo



Frank Zhao, MBA
CFO

- Former Borqs and Simcere Pharmaceutical CFO



Xiangjun Liu
SVP of Sales

- Former Focus Media sales GM In Shandong



Guang Gu
VP of Operation

- Former Alipay operation manager



Ian Feng
VP of R&D

- Former China Mobile Fetion project leader



Lijun Yang
VP of Mobile

- Former R&D director of Focus Wireless



Yun Zheng
VP of R&D

- Former R&D director at Linktone



Jasmine Wei
VP of Marketing

- Former Carlsberg (China) marketing director

Key investors and holdings before the offering:

Management as a group	CDH INVESTMENTS 鼎晖投资	Management and directors as a group
47.1%	16.4%	73.2%

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Highlights 2 Dramatic recent growth in merchants and value-added service revenues 3 Significant operating leverage based upon investments in long term growth 4 Attractive business model with significant near-term monetization potential Two prongs revenue model with continued shift toward recurring revenues 1 Conversion of preferred and shareholder debt into equity at time of offering, de-levering balance sheet 5 Financial Highlights 19

First 9 months 2014 Net revenues: $20,642 First 9 months 2012 Net revenues : $19,901 Shift from Transactional to Recurring Fee Revenue 20 US$’000 US$’000 Online merchants: 105,430 (2014Q3)  2014 2013 Online merchants: 35,194 (2012Q1) 2012 All merchants free to open store Majority of merchants free to open store Free to set up store to attract merchants Support in-store payment Lower take rate Zero take rate for merchant who pay for value-added services. Only 2% handling charge 0 Charge all merchants for store opening

Enhanced Operating Leverage US$’000 Operating Expenses 21 59,497 61,741 51,092 24% 8% 21% 47% 25% 11% 17% 47% 21% 11% 18% 50% Stable High Gross Margin

Significant Monetization Potential Merchants who pay for value-added services / total merchants = 12.4% US$ Increase Percentage of Paying Merchants Continue to Increase Average Revenue per Paying Merchant Average Storefront Revenue per Paying Merchant (cash basis) 22 13,098 105,430 209 422 628 866 790 938 1,013 1,010 1,126

Increasing Number of Merchants More Value-added Services Big data Online shop design Online marketing Improving sales efficiency Sales agency Self open and operate stores on mobile Anticipated Profitability Based on Continued Increases in Recurring Revenues 23

The Offering Security: American Depositary Shares with each ADS representing 18 Ordinary Shares Number Offered: 4,500,000 Price Range: $9.00 - $11.00 Pre Offering Valuation: $234-$286 million NASDAQ Global Ticker: WOWO

Preferred & Related Party Debt Conversion into the Offering Amounts due Chairman Mr. Maodong Xu $63.9 Million Converting to ordinary shares at issue price Series A-1, A-2 & B Preferred Shares $123.1 Million Converting to ordinary shares at issue price 25

Use Of Proceeds Use of Proceeds Allocation Working capital $27 Million R&D on mobile $9 Million Marketing $4.5 Million Others $4.5 Million Total Proceeds $45 Million

March 2015